Exhibit 1.1

TERRITORY OF THE BRITISH VIRGIN ISLANDS
THE BVI BUSINESS COMPANIES ACT, 2004

MEMORANDUM OF ASSOCIATION
OF
Rodman International Enterprise III, Ltd.

A COMPANY LIMITED BY SHARES

1	DEFINITIONS AND INTERPRETATION

1.1	In this Memorandum of Association and the attached Articles of Association, if not inconsistent with the subject or context:

“Act” means the BVI Business Companies Act, 2004 (No. 16 of 2004) and includes the regulations made under the Act;

“Articles” means the attached Articles of Association of the Company;

“Chairman of the Board” has the meaning specified in Regulation 12;

“Convertible Non-Voting Shares” means the convertible non-voting shares in the capital of the Company;

“Distribution” in relation to a distribution by the Company to a Shareholder means the direct or indirect transfer of an asset, other than Shares, to or for the benefit of the Shareholder, or the incurring of a debt to or for the benefit of a Shareholder, in relation to Shares held by a Shareholder, and whether by means of the purchase of an asset, the purchase, redemption or other acquisition of Shares, a transfer of indebtedness or otherwise, and includes a dividend;

“Eligible Person” means individuals, corporations, trusts, the estates of deceased individuals, partnerships and unincorporated associations of persons;

“Event” shall mean the consummation of any transaction pursuant to which either (1) the Company ceases to be a "shell company," as defined in Rule 12b-2 under the United States Securities Exchange Act of 1934, as amended or (2) the Company or a subsidiary thereof completes a business combination, merger, share exchange or similar transaction with an operating business;

“Memorandum” means this Memorandum of Association of the Company;

“Preferred Shares” means the preferred shares in the capital of the Company;

“Registrar” means the Registrar of Corporate Affairs appointed under section 229 of the Act;

“Resolution of Directors” means either:

(a)
a resolution approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a majority of the directors present at the meeting who voted except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or

(b)	a resolution consented to in writing by all directors or by all members of a committee of directors of the Company, as the case may be;

“Resolution of Shareholders” means in relation to Voting Shares and Preferred Shares either:

(a)
a resolution approved at a duly convened and constituted meeting of the holders of Voting Shares and Preferred Shares by the affirmative vote of a majority of in excess of 50% of the aggregate voting rights attaching to and exercisable by the Voting Shares and the Preferred Shares entitled to vote thereon which were present at the meeting and were voted; or

(b)	a resolution consented to in writing by a majority of in excess of 50% of the votes of aggregate voting rights attaching to and exercisable by the Voting Shares and the Preferred Shares;

“Seal” means any seal which has been duly adopted as the common seal of the Company;

“Securities” means Shares and debt obligations of every kind of the Company, and including without limitation options, warrants and rights to acquire Shares or debt obligations;

“Share” means a Convertible Non-Voting Share, a Preference Share, a Voting Share or any other Share in a class of share issued or to be issued by the Company;

“Shareholder” means an Eligible Person whose name is entered in the register of members of the Company as the holder of one or more Shares or fractional Shares;

“Treasury Share” means a Share that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled;

“Voting Shares” means the voting shares in the capital of the Company; and

“written” or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and “in writing” shall be construed accordingly.

1.2	In the Memorandum and the Articles, unless the context otherwise requires a reference to:

(a)	a “Regulation” is a reference to a regulation of the Articles;

(b)	a “Clause” is a reference to a clause of the Memorandum;

(c)	voting by Shareholders is a reference to the casting of the votes attached to the Shares held by the Shareholder voting;

(d)	the Act, the Memorandum or the Articles is a reference to the Act or those documents as amended or, in the case of the Act any re-enactment thereof; and

(e)	the singular includes the plural and vice versa.

1.3	Any words or expressions defined in the Act unless the context otherwise requires bear the same meaning in the Memorandum and the Articles unless otherwise defined herein.

1.4	Headings are inserted for convenience only and shall be disregarded in interpreting the Memorandum and the Articles.

2	NAME

The name of the Company is Rodman International Enterprise III, Ltd.

3	STATUS

The Company is a company limited by shares.

4	REGISTERED OFFICE AND REGISTERED AGENT

4.1	The first registered office of the Company is at Craigmuir Chambers, Road Town, Tortola, British Virgin Islands, the office of the first registered agent.

4.2	The first registered agent of the Company is Harneys Corporate Services Limited of Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands.

4.3	The Company may by Resolution of Shareholders or by Resolution of Directors change the location of its registered office or change its registered agent.

4.4
Any change of registered office or registered agent will take effect on the registration by the Registrar of a notice of the change filed by the existing registered agent or a legal practitioner in the British Virgin Islands acting on behalf of the Company.

5	CAPACITY AND POWERS

5.1	Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)	for the purposes of paragraph (a), full rights, powers and privileges.

5.2	For the purposes of section 9(4) of the Act, there are no limitations on the business that the Company may carry on.

6	NUMBER AND CLASSES OF SHARES

6.1	The Company is authorised to issue a maximum of 101,000,000 no par value Shares divided into three classes as follows:

(a)	50,000,000 Voting Shares; and

(b)	50,000,000 Non-Voting Shares; and

(c)	1,000,000 Preferred Shares.

6.2	The Company may issue fractional Shares and a fractional Share shall have the corresponding fractional rights, obligations and liabilities of a whole Share of the same class or series of Shares.

6.3	Shares may be issued in one or more series of Shares as the directors may by Resolution of Directors determine from time to time.

7	RIGHTS OF SHARES

7.1	Each Voting Share confers upon the Shareholder:

(a)	the right to one vote at a meeting of the Shareholders or on any Resolution of Shareholders;

(b)	the right to an equal share in any dividend paid by the Company to the Voting Share Class; and

(c)	subject to the liquidation preference for Preferred Shares set out in 7.3 below, the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.

7.2	Each Convertible Non-Voting Share confers upon the Shareholder:

(a)	no entitlement to attend or to vote at a meeting of Shareholders;

(b)	the right to an equal share in any dividend paid by the Company to the Convertible Non-Voting Share Class;

(c)	a conversion right as follows:

All outstanding Convertible Non-Voting Shares shall automatically and without further act on the part of the Shareholder or the Company, be converted into an equal number of Voting Shares on the day which is sixty-one (61) days following an Event, provided, however, that the holder of such Convertible Non-Voting Shares may agree in advance, to convert to a lesser number of Voting Shares; and

(b)	subject to the liquidation preference for Preferred Shares set out in 7.3 below, the right to an equal share in the distribution of the surplus assets of the Company on its liquidation

7.3	Each Preferred Share confers upon the Shareholder:

(a)	the right to 10 votes for each Preferred Share on any Resolution of Shareholders;

(b)	the right to an equal share in any dividend paid by the Company to the Preferred Share Class; and

(c)
on liquidation of the Company, a right, in preference to both the Voting Shares and the Convertible Non-Voting Shares, to receive a payment per Preferred Share, equal to the subscription price paid for the issue of that Preferred Share (“Preferred Payment”). In the event that the Company does not have sufficient funds to satisfy in full the Preferred Payment payable on each Preferred Share then in issue, such funds as the Company does have available shall be distributed on a pro-rata basis on each Preferred Share. In the event that the Company has, on liquidation, funds in excess of those funds required to make full payment on each Preferred Share of the Preferred Payment, each Preferred Share shall then, in addition to receiving the Preferred Payment, have the right to an equal share in the distribution of the surplus assets of the Company.

7.4	The Company may by Resolution of Directors redeem, purchase or otherwise acquire all or any of the Shares in the Company subject to Regulation 3 of the Articles.

8	VARIATION OF RIGHTS

If at any time the Shares are divided into different classes, the rights attached to any class may only be varied, whether or not the Company is in liquidation, with the consent in writing of or by a resolution passed at a meeting by the holders of not less than 50% of the issued Shares in that class.

9	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

The rights conferred upon the holders of the Shares of any class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

10	REGISTERED SHARES

10.1	The Company shall issue registered Shares only.

10.2	The Company is not authorised to issue bearer Shares, convert registered Shares to bearer Shares or exchange registered Shares for bearer Shares.

11	TRANSFER OF SHARES

11.1
In relation to certificated Shares the Company shall, on receipt of an instrument of transfer complying with Sub-Regulation 6.1 of the Articles, enter the name of the transferee of a Share in the register of members unless the directors resolve to refuse or delay the registration of the transfer for reasons that shall be specified in a Resolution of Directors.

11.2	The directors may not resolve to refuse or delay the transfer of a Share unless the Shareholder has failed to pay an amount due in respect of the Share.

12	AMENDMENT OF THE MEMORANDUM AND THE ARTICLES

12.1	Subject to Clause 8, the Company may amend the Memorandum or the Articles by Resolution of Shareholders or by Resolution of Directors, save that no amendment may be made by Resolution of Directors:

(a)	to restrict the rights or powers of the Shareholders to amend the Memorandum or the Articles;

(b)	to change the percentage of Shareholders required to pass a Resolution of Shareholders to amend the Memorandum or the Articles;

(c)	in circumstances where the Memorandum or the Articles cannot be amended by the Shareholders; or

(d)	to Clauses 7, 8, 9 or this Clause 12.

12.2	Any amendment of the Memorandum or the Articles will take effect on the registration by the Registrar of a notice of amendment, or restated Memorandum and Articles, filed by the registered agent.